Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

PHASE I AT SMARTSTOP SELF STORAGE’S REDEVELOPMENT

PROJECT IN CANADA IS OPEN FOR RENT

PICKERING, Ontario (CANADA) – January 9, 2015 – SmartStop Self Storage’s (SmartStop®) fourth self storage facility in Canada opened for rent today in Pickering, Ontario, with the completion of the first phase of this redevelopment project, which includes 483 units. The second or last phase, which will include 404 units, is scheduled to be completed by December 2015.

“We are extremely excited to offer these new self storage units to the local community,” said H. Michael Schwartz, SmartStop’s chairman and CEO. “Once completed, we will be offering a total of 887 climate controlled units and more than 3,000 square feet of executive office space with a convenient freeway location.”

Once fully completed, the property at 600 Granite Court will have been converted from a 43,450 gross square-foot industrial building to a 91,000 net rentable square-foot self storage facility. The four-acre property is near Whites Road, which is a main access point to the Highway 401 (MacDonald-Cartier Freeway). The freeway has 16 lanes of traffic including on/off ramps with a traffic count of 250,000 cars per day.

In addition to the Pickering facility, SmartStop’s Canadian portfolio includes the following:

•	3136 Mavis Road in Mississauga, Ontario (815 units; first redevelopment project)

•	8 Brewster Rd, Brampton, Ontario L6T 5B7, Canada (930) units; first ground-up development project, which opened in July 2013)

•	4548 Dufferin Street in Toronto (1,060 units; first Canadian acquisition in November 2010)

About SmartStop Self Storage, Inc. (formerly Strategic Storage Trust Inc.)

SmartStop Self Storage, Inc. (SmartStop®) is now a fully integrated, self-administered and self-managed self storage company, owning and/or operating 136 self storage properties in 17 states and Canada. SmartStop® is a diversified real estate company that focuses on acquisition, advisory, asset management and property management services for self storage properties. SmartStop® is the sponsor of Strategic Storage Trust II, a public non-traded REIT that focuses on stabilized self storage properties, and Strategic Storage Growth Trust, Inc., a private REIT that focuses on growth-oriented self storage properties. SmartStop® facilities offer affordable, accessible and secure storage units for residential and commercial customers. In addition, SmartStop® offers secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. SmartStop® was recently ranked the 7th largest owner/operator in the United States by Mini-Storage Messenger Magazine.

To view SmartStop®’s self storage locations or to find self storage solutions at a nearby storage facility, visit https://SmartStopSelfStorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.